Exhibit 99.1
                                  ------------
July 23, 2009
FOR IMMEDIATE RELEASE
Contact:  Donald E. Gibson, President & CEO
518.943.2600

                           GREENE COUNTY BANCORP, INC.
                             ANNOUNCES CASH DIVIDEND

Catskill, NY - July 23, 2009. Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved the continuation of the Company's quarterly cash dividend of $0.17 per share of the Company's common stock. The dividend reflects an annual cash dividend rate of $0.68 per share.

The dividend will be paid to shareholders of record as of August 14, 2009, payable on September 2, 2009.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC, a federal mutual holding company, which owns 56.2 percent of the Company's outstanding shares. Greene County Bancorp, MHC waived its right to receive dividends on its shares of the Company.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally-chartered thrift, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York. The Bank serves Greene and Columbia Counties, and Albany County, New York from eleven full-service branch locations in Catskill, Catskill Commons, Cairo, Chatham, Coxsackie, Greenville, Greenport, Hudson, Ravena, Tannersville and Westerlo.

                                      (END)